Exhibit 99.1

Horizon Bank Reports First Quarter Consolidated Earnings

          BRADENTON, Fla., April 18 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB) (the “Company”) the holding company of Horizon Bank, today reported that first quarter consolidated earnings had increased to $312 thousand, or $0.19 per fully diluted share. Comparable earnings for the 2004 first quarter were $107 thousand, or $0.07 per share. The Company finished the quarter with $130 million in assets.

          Net Interest Income increased by 23% to $1.3 million from the comparable period last year, while other operating expenses increased by only $15 thousand to $747 thousand, as compared to the prior year.

          Since the beginning of the year, Loans Outstanding have grown by 7% to $109 thousand and deposit growth was 9.6% to $119 thousand.

          Horizon Bank operates two full-service branches in Bradenton, Florida and has an ATM location in the Red Barn Market (also in Bradenton).  The Bank plans to open a full-service branch (now under construction) in Palmetto, Florida in the fall of 2005.

          Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.
           -0-                                                            04/18/2005
           /CONTACT:  Charles Conoley, CEO, Horizon Bancorporation, Inc.,
+1-941-753-2265, or cconoley@horizonbankfl.com/
           /Web site:  http://www.horizonbankfl.com /